EXHIBIT 99.1
MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES YEAR END 2005 EARNINGS
COLDWATER, MICHIGAN, January 23, 2006 — Monarch Community Bancorp, Inc. (Nasdaq Capital Market:MCBF), the parent company of Monarch Community Bank, today announced earnings for the year ended December 31, 2005 of $1.4 million compared to a $2.5 million loss for the year ended December 31, 2004.
The key factors that led to our increase in net earnings were an increase in net interest income and the recovery of previous provisions for loan losses resulting from improved commercial credit quality. Net interest income for the year ended December 31, 2005 increased $1.0 million, or 13.3%, due primarily to an increase in average earning assets from the acquisition of MSB Financial, Inc. in 2004. Rising market interest rates helped improve the Bank’s net interest margin percentage from 3.33% in 2004 to 3.58% in 2005.
In 2005, the Bank recovered $385,000 of previous provisions for loan losses compared to a $4.9 million provision for 2004. During the second quarter of 2005, the Bank sold $6.2 million of one-to-four family and commercial real estate loans and properties that had been foreclosed upon for $4 million. The Bank recognized a loss of $2.2 million on the sale but had previously established reserves for this group of assets in 2004 so no additional loss provisions were necessary as a result of this transaction. The purpose of the loan sale was to reduce the amount of problem assets so management could continue to focus on returning the Bank to profitability.
Non-performing assets were $3.6 million, or 1.3% of assets, at December 31, 2005 compared to $6.2 million, or 2.2% of assets, at December 31, 2004. Non-performing commercial loans decreased $1.5 million and non-performing one-to-four family real estate loans decreased $800,000, of which $500,000 was involved in the loan sale mentioned above. The decrease is the result of the Bank’s ongoing commitment to improving its credit quality. Foreclosed assets increased by $876,000 at December 31, 2005 compared to December 31, 2004 as we continue our aggressive collection efforts.
Noninterest income decreased to $3.1 million for the year ended December 31, 2005 as compared to $3.4 million for the same period in 2004, a decrease of 10%. The decrease was the result of decreases in fees and gains on sales of loans. Noninterest expense increased 2.1% to $10.2 million in 2005 from $10 million in 2004. Additional data processing and equipment costs totaling $88,000 were incurred in order to keep up with advancing technology. Mortgage banking expenses increased $53,000 as a result of a higher loan servicing portfolio.
Earnings for the quarter ended December 31, 2005 were $311,000 compared to a $2.5 million loss for the quarter ended December 31, 2004. In December 2004, management increased its provision for loan losses by $4 million as a result of the specific identification of $7.3 million in loans where there was significant doubt regarding the ability of the borrowers to comply with the terms of repayment. The after tax effect of this loan loss provision was to decrease net income by $2.8 million.

Total assets were $277.1 million at December 31, 2005 compared to $275.4 million at December 31, 2004. This increase of 0.6% was due primarily to an increase in cash and investments of $7 million which offset a decrease in net loans of $6.3 million. Deposits increased 3.0% to $172.7 million at December 31, 2005. Checking accounts increased $2.2 million and interest bearing deposits increased $2.8 million. Stockholders’ equity increased to $40.6 million at December 31, 2005 from $39.4 million at December 31, 2004 due to our return to profitability.
The Monarch Community Bancorp, Inc. Annual Meeting of Shareholders will be held Tuesday, April 18, 2006 at the Creal Soccer Complex Building in Coldwater, Michigan.
MONARCH COMMUNITY BANCORP, INC
CONSOLIDATED FINANCIAL HIGHLIGHTS
UNAUDITED

	December 31,
	2005	2004
	(In Thousands)
Selected Financial Condition Data:

Total Assets	$277,068	$275,448
Loans receivable, net	213,073	219,317
Investment securities, at amortized cost	14,574	8,324
Fed funds sold and overnight deposits	6,988	6,120
Deposits	172,746	167,733
Federal Home Loan Bank advances	59,562	65,955
Equity	40,576	39,419

	Year ended December 31,
	2005	2004
	(In Thousands)
Selected Operations Data:

Total interest income	$15,231	$13,818
Total interest expense	6,567	6,173

Net interest income	8,664	7,645
Provision for loan losses	(385)	4,875

Net interest income after provision for loan losses	9,049	2,770
Fees and service charges	2,496	2,333
Gains on sales of loans	562	865
Other non-interest income	23	227

Total non-interest income	3,081	3,425
Non-interest expense	10,185	9,978

Income before taxes	1,945	(3,783)
Income tax provision	505	(1,272)

Net income	$1,440	$(2,511)

	Three months ended
	December 31,
	2005	2004
	(In Thousands)
Selected Operations Data:

Total interest income	$3,884	$3,734
Total interest expense	1,759	1,582

Net interest income	2,125	2,152
Provision for loan losses	—	4,050

Net interest income after provision for loan losses	2,125	(1,898)
Fees and service charges	619	796
Gains on sales of loans	113	175
Other non-interest income	124	(77)

Total non-interest income	856	894
Non-interest expense	2,566	2,698

Income before taxes	415	(3,702)
Income tax provision	104	(1,252)

Net income	$311	$(2,450)